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Exhibit 10.3.16.1

[WESTAFF LOGO]

August 2, 2007

Dawn M Jaffray

Dear Dawn:

This letter is to confirm our verbal offer of employment to you as the Chief Financial Officer and SVP in Westaff's Corporate Office in Walnut Creek, California, reporting directly to Mike Willis, President and CEO. Your official start date will be Monday, August 6, 2007, with a starting salary of $290,000.00 per year plus up to a 50% bonus of your base salary. Your bonus will be based on company performance metrics. You will also be eligible to participate in the Company's Stock Incentive Plan at the Tier 1 level as you and I discussed yesterday.

We will provide 60 days of temporary housing at the Summerfield Suites Hotel in Pleasant Hill. We will also provide our Executive Relocation Package which includes: packing, loading and transport of your household goods, unloading, unpacking and removal of the boxes not to exceed $12,000. We will also transport one vehicle for you.

*You will be eligible for 4 weeks of vacation per year based upon the standard vacation accrual of the company's vacation policy. Should you be terminated from the company within your first 12 months of employment, at no fault of you own, you will receive 6 months of base pay as severance pay. *S.T. rel. 60 days housing + air-travel to from P/S. during 60 day period. DJ

Westaff engages in fair competition. We have no interest in any confidential information or trade secrets that belong to your former employers. We ask that you not share such information and secrets with us.

Dawn, we look forward to your formal acceptance of this offer by signing and returning a copy of this letter to me via fax at (925) 944-6607. We believe that you will enjoy your association with Westaff and that you will be a significant contributor to our team. Meanwhile, if you have any questions, please contact me at (925) 930-5350.

Sincerely,
Jeff Elias Senior Vice President, Human Resource
ACCEPTED	/s/ DAWN JAFFRAY Dawn M Jaffray	8-2-2007 Date

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  Exhibit 10.3.16.1